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                                                                  Exhibit (a)(2)

                             KEYNOTE SYSTEMS, INC.

                             LETTER OF TRANSMITTAL


Participation Instructions:

1. Complete this form, sign it, and fax it to Maricel Buangan at (650) 403-0768 or deliver it to Maricel Buangan, Keynote Systems, Inc., 2855 Campus Drive, San Mateo, CA 94403, as soon as possible, but in any event, BEFORE 9:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 8, 2001.

2. Ensure that you receive confirmation of receipt from Maricel Buangan within three business days. Note that employees who return forms after May 6, 2001 may not receive timely confirmation.


Name of Optionee:
                          ---------------------------

Country Where Employed:
                          ---------------------------

Social Security Number:                               (U.S. employees only)
                          ---------------------------

     I am an employee of Keynote Systems, Inc. (the "Company").  I have received
                                                     -------
and read the Offer to Exchange including the Summary Term Sheet. I understand that I may cancel any options that were granted to me on or after September 24, 1999, under the Keynote Systems, Inc. 1999 Equity Incentive Plan (the "Plan").
                                                                       ----
I also understand that if I cancel any of these options, I must cancel all
options granted on or after September 24, 1999.   In return, the Company will
grant me an option to purchase the same number of shares, subject to adjustments for stock splits, stock dividends and other similar events, no earlier than the date that is six months and one day following the date the Company cancels the options accepted for exchange (the "replacement grant date"), provided that I am
                                    ----------------------
still employed by the Company on that date. The exercise price of the new options will be equal to the closing price of the Company's common stock on the replacement grant date as reported by the Nasdaq National Market. The vesting schedule of all new options will be substantially similar to those of the cancelled options, except that vesting will be calculated as if I started vesting six months after the vesting start date of my cancelled option.

     I understand that my employment with Keynote is on an at-will basis and that nothing in the offer to exchange modifies or changes that, and that if my employment with Keynote or one of its subsidiaries is terminated by me or Keynote voluntarily, involuntarily, or for any reason or no reason, before my new option is granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that would have been issued on the replacement grant date.
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     I also understand that except for the exercise price and the change in the vesting start date described above, the terms and conditions of the new options will be substantially similar to the cancelled options. I understand that the new grant will be an incentive stock option to the extent possible under applicable tax laws.

     I further understand that I will not be eligible to receive any other stock options until the replacement grant date.

     I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this letter of transmittal but not accepted for exchange will be returned to me.

     I have reviewed the list of my options that the Company has attached to this letter of transmittal and is available to me at www.ASTStockplan.com. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 9:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 8, 2001.







I hereby make the following election with regard to my eligible option grants (please check):

[_] I hereby elect to cancel ALL outstanding options granted on or after September 24, 1999. (PARTIAL ELECTIONS ARE NOT PERMITTED.)



Date:
     ------------------------     --------------------------------------
                                  Signature of Optionee


                                  --------------------------------------
                                  Name of Optionee